Exhibit 99.1

For Immediate Release:

Yew Bio-Pharm Establishes New Subsidiary to Focus on Organic Foods and Functional Beverages

Division to Concentrate on Black Fungus Cultivation and Development

HARBIN, China, Nov. 4, 2014 /PRNewswire via COMTEX/ -- Yew Bio-Pharm Group, Inc. ("Yew Bio" or the "Company") (OTCBB:YEWB), today announced the creation of a new subsidiary, Harbin Yew Food Co. LTD., to develop and cultivate black fungus. The company plans to operate three production lines to include black fungus polysaccharide, powder, tea and other packaged black fungus products. The move marks the Company's entrance into the organic food and functional beverage market.

Harbin Yew Food will utilize an area of 10,000 square meters for black fungus production workshops, which includes 1,500 square meters of warehouses, a 500 square meter factory building and 600 square meters of laboratories and offices.

Black fungus, also known as "Wood Ear" or "Cloud Ear" herb helps with health issues associated with the lungs, stomach and liver, according to the Institute of Chinese Medicine. Black fungus is rich in iron, protein, vitamins, polysaccharide, fiber, and other minerals, which often are used in Chinese cooking and traditional Chinese medicine.

"As common living standards and lifestyle advance in China, demand for healthcare and supplement products continue to rise rapidly," said Mr. Zhiguo Wang, Chairman and Chief Executive Officer of Yew Bio-Pharm Group. "The expansion into black fungus leverages our experience in the cultivation and production of traditional Chinese medicine, providing for further diversification and creating another potential revenue stream."

According to a Chinese Health Food Industry Monitoring and Marketing Research Report, sales of vitamins and dietary supplements were estimated to be $84.26 billion in 2011, nearly 13% of which were sold in China. Furthermore, according to a forecast from China's Healthcare Association, sales of vitamins and dietary supplements in China are estimated to increase up to 10% annually.

ABOUT YEW BIO-PHARM GROUP, INC.

Yew Bio-Pharm Group, Inc., through its operating entity, Harbin Yew Science and Technology Development Co., Ltd. (HDS), is a major grower and seller of yew trees, yew raw materials used in the manufacture of traditional Chinese medicine (TCM) and products made from yew timber in China. Raw material from the species of yew tree that the Company grows contains taxol, and TCM containing yew raw materials has been approved as a traditional Chinese medicine in China for secondary treatment of certain cancers. The Company uses a patented, accelerated growth technology to speed the growth and maturity and commercialization of yew trees and believes that it is one of the few companies possessing a permit to sell them. Yew Bio-Pharm also recently established a division to focus on organic foods and dietary supplements. To learn more, please visit http://www.yewbiopharm.com.

SOURCE Yew Bio-Pharm Group, Inc.

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